UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2015

ANTHERA PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34637	20-1852016
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25801 Industrial Boulevard, Suite B, Hayward, California		94545
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (510) 856-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 14, 2015, Anthera Pharmaceuticals, Inc. (the “Company”) entered into a Subscription Agreement (the “Subscription Agreement”) with Zenyaku Kogyo Co., Ltd. (“Zenyaku”) with respect to a registered direct offering conducted without an underwriter or placement agent (the “Registered Direct Offering”) of an aggregate of 150,915 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at an aggregate purchase price of $2,000,000.  Pursuant to the Subscription Agreement, Zenyaku will purchase 150,915 shares of Common Stock at a price per share equal to $13.2525.

Net proceeds from the offering, after deducting estimated offering expenses, are expected to be approximately $2 million. The Company intends to use the net proceeds for clinical research and development purposes. The closing of the offering is expected to occur on or around August 17, 2015.

The sale of the Common Stock is to be made pursuant to the Company’s Registration Statement on Form S-3 (Registration No. 333-187780) (the “Registration Statement”), including a prospectus supplement dated August 14, 2015 to the prospectus contained therein, filed by the Company with the Securities and Exchange Commission (the “SEC”), pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended, on April 5, 2013 and declared effective by the SEC on April 18, 2013.

A copy of the legal opinion of Goodwin Procter LLP, relating to the validity of the shares issued in the Registered Direct Offering, is filed as Exhibit 5.1 to this report and is filed with reference to, and is hereby incorporated by reference into, the Registration Statement.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

5.1	Opinion of Goodwin Procter LLP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 17, 2015	Anthera Pharmaceuticals, Inc.

	By:	/s/ May Liu
May Liu
Principal Accounting Officer and Senior Vice President, Finance and Administration

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Goodwin Procter LLP